Exhibit 10.14

UMBRELLA AGREEMENT

The following is an Umbrella Agreement (“Agreement”) by and between Tempur-Pedic North America, LLC (“Tempur-Pedic”) and Sealy Mattress Manufacturing Company, LLC (“Sealy”) (collectively, “Companies”) and Mattress Firm, Inc, (“MFI” or “Retailer”) dated and effective as of 6/17 2019 (“Effective Date”). The Companies and MFI are sometimes referred to individually as “Party” and collectively as “Parties.” This Agreement sets forth the terms and conditions of an arrangement by which the Parties will enter into a Master Retailer Agreement (“MRA”) and Incentive Agreement between Tempur-Pedic and Sealy and MFI and certain other terms and conditions (“Exhibits”) described below, pursuant to which MFI will be designated as an authorized retailer of the Companies’ products, including mattresses, bases, and pillows under the Tempur-Pedic®, Sealy®, and Stearns & Foster® brands, in MFI’s retail stores, pre-approved pop-up events conducted by MFI and through website(s) owned and operated by MFI or any of its subsidiaries.

1.       Master Retailer Agreement: Pursuant to a Master Retailer Agreement (“MRA”) (attached hereto as Exhibit A and deemed incorporated into this Agreement by reference) which the Parties will execute, the Companies will appoint MFI, and MFI will accept such appointment, as a non-exclusive authorized retailer of Tempur-Pedic®, Sealy® (including Sealy® Hybrids and Response Collection), and Steams & Foster® branded bedding products (collectively, the “Products”) at MFI’s retail stores, pre-approved pop-up events conducted by MFI and through website(s) owned and operated by MFI or any of its subsidiaries. For the avoidance of doubt such websites shall not include third-party websites. The Companies will supply all Products in accordance with the requirements of Sections 5 and 8 of the General Terms and Conditions (attached hereto as Exhibit C and deemed incorporated herein by reference) and at a quality level that is generally accepted in the industry for such brands. The purchase, sale, shipment, and delivery of Products by the Companies to MFI will be governed by the General Terms and Conditions. MFI will comply with all of the Companies’ brand standards, polices, and guidelines in displaying, advertising, merchandising, marketing, and selling the Products, including as set forth in the Companies’ Advertising, Website, and Digital Marketing Requirements, which are attached hereto as Exhibit D and deemed incorporated herein by reference, in each case, to the extent that such brand standards, policies and guidelines (a) have been communicated to MFI in writing (an email to Retailer’s Chief Marketing Officer or equivalent will suffice) [Intentionally Deleted] and (b) are uniformly applicable to all retailers of Tempur-Pedic®, Sealy®, and Stearns & Foster® branded products.

2.       Incentive Agreement: MFI’s sales performance will entitle it to participate in or receive benefits from the Incentive Program(s) described in the initial Incentive Agreement which is attached hereto as Exhibit B and deemed incorporated into this Agreement by reference. The initial Incentive Agreement may be amended, supplemented or replaced by mutual written agreement of the parties from time to time. To be eligible to receive the benefits of any incentive program (including the Incentive Agreement in Exhibit B), MFI must be in compliance with the MRA and Incentive Agreement (after giving effect to all applicable notice and cure periods). Such benefits will be temporarily suspended during any period of non-compliance.

3.       Customer Returns: MFI will be responsible for handling all customer returns except that Tempur-Pedic will be solely responsible for handling warranty returns regarding Tempur-Pedic® Products. The Companies will pay MFI an additional payment (the “Returns Allowance”) as set forth in the Incentive Agreement.

4.       Termination: This Agreement and the Incentive Agreement will terminate concurrently with any termination of the MRA.

5.       Governing Law; Dispute Resolution: This Agreement and all Exhibits attached hereto, and all claims or disputes between the Parties, will be interpreted, enforced, construed, and governed by the laws set forth in the MRA. The Parties agree to resolve any dispute, claim, or controversy arising under or relating to the MRA or the Parties’ relationship as set forth in the MRA.

6.       Notices: All notices, approvals, consents, and demands required or permitted under this Agreement, the MRA, or any Incentive Agreement will be in writing and will be deemed given (a) when delivered by hand; (b) upon electronic confirmed transmission if by fax or electronic confirmed delivery receipt by electronic mail; or (c) upon confirmed delivery if by certified or registered mail, postage prepaid, or by a nationally recognized courier or delivery service. The initial notice address for each Party is set forth below. Either Party may specify a different address by notifying the other Party of the different address.

7.       Merger and Construction: As of the Effective Date, this Agreement and the Exhibits expressly described and enumerated herein constitute the full, complete, sole, and exclusive understanding of the Parties with respect to the subject matter hereof and supersede any other agreement or writing, of whatever nature and form, whether prior or otherwise contemporaneously executed, concerning the purchase and sale of Products. Further, no such prior or contemporaneously executed agreement or writing will be submitted, considered, or used to facilitate the interpretation, understanding, or modification of this Agreement and Exhibits. Except where otherwise expressly provided in an Exhibit, any amendment to this Agreement and the Exhibits will only be effective and binding if executed by the Parties in writing. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the MRA and any Exhibit, the terms and conditions of this Agreement will control. To the extent there are conflicts between the MRA and the Incentive Agreement or other Exhibits, the MRA will control.

IN WITNESS WHEREOF, the Parties’ duly authorized representatives have executed this Agreement as of the Effective Date.

MATTRESS FIRM, INC.

By:	/s/ Hendre Ackermann
Name:	Hendre Ackermann
Its:	Chief Financial Officer
Address:	10201 S Main Street, Houston, TX 77025

TEMPUR-PEDIC NORTH AMERICA, LLC		SEALY MATTRESS MANUFACTURING COMPANY, LLC

By:	/s/ Richard W. Anderson	By:	/s/ Richard W. Anderson
Name:	Richard W. Anderson	Name:	Richard W. Anderson
Its:	Evp & President	Its:	Evp & President
Address:	1000 Tempur Way, Lexington, KY	Address:	1000 Tempur Way, Lexington, KY 40515

Exhibit A – Master Retailer Agreement

Exhibit B – Incentive Agreement

Exhibit C – General Terms and Conditions

Exhibit D – Advertising Website and Digital Marketing Requirements

Exhibit E – Vendor Code of Conduct and Vendor Gift Policy

Master Retailer Agreement

Please sign and mail this entire document (all pages) to:

Tempur-Pedic North America, LLC

Sealy Mattress Manufacturing Company, LLC Attn: Legal

Department 1000 Tempur Way

Lexington, KY 40511

Or fax this entire document (all pages) to: 859-757-1060

Or email this entire document (all pages) to: legal@tempursealy.com

By the signatures of their duly-authorized officers below, the retailer identified below and Tempur-Pedic North America, LLC and Sealy Mattress Manufacturing Company, LLC agree to all terms and conditions contained in this Master Retailer Agreement, including the Tempur-Pedic, Sealy and Stearns & Foster Advertising, Website and Digital Marketing Requirements and General Terms and Conditions.

By /s/ Hendre Ackermann
Signature	Date

(PLEASE PRINT CLEARLY)

Name and Title of Person Signing	Hendre Ackermann, Chief Financial Officer

Name of Retail Account	Mattress Firm

Telephone	(346) 718-5103

Email	hendre.ackermann@mfrm.com

Tempur-Pedic Account Number

Sealy Account Number

Company Headquarters Street Address	10201 S. Main Street

City, State, Zip	Houston, Texas, 77025

Tempur-Pedic North America, LLC

By: /s/ Richard Anderson	June 17, 2019
Signature	Date

Sealy Mattress Manufacturing Company, LLC

By: /s/ Richard Anderson	June 17, 2019
Signature	Date

Master Retailer Agreement

Tempur-Pedic North America, LLC (“Tempur-Pedic”) and Sealy Mattress Manufacturing Company (“Sealy”), hereinafter collectively referred to as “Tempur Sealy”, and the Retailer identified on the preceding page (“Retailer”) (Tempur Sealy and Retailer are each individually a “Party” and collectively the “Parties”) agree as follows:

1.	Authorized Retailer

Tempur Sealy and Retailer agree to abide by this Master Retailer Agreement, the Tempur-Pedic, Sealy, and Stearns & Foster Advertising, Website and Digital Marketing Requirements (“Advertising Requirements”) and all purchasing terms and conditions (“General Terms and Conditions”), incorporated herein by reference, as may be revised by mutual agreement of the parties in writing from time to time (collectively the “Agreement”); provided that the Advertising Requirements may be revised by Tempur Sealy, in its discretion, upon 90 days prior written notice. Subject to Retailer’s compliance therewith and subject to the terms hereof (including, without limitation, Tempur Sealy’s right to terminate this Agreement with or without cause) , Tempur Sealy agrees that, during the term of this Agreement, Retailer may purchase from Tempur Sealy at bona fide wholesale prices reasonable amounts of Tempur-Pedic®, Sealy®, and Stearns & Foster® products (collectively, “Tempur Sealy products”) for resale to end-users (which may include non-profits and veteran organizations) residing in the United States, may hold itself out as an authorized Tempur-Pedic®, Sealy® and Stearns & Foster® retailer at MFI’s retail stores, pre-approved pop-up events conducted by MFI and through website(s) owned and operated by MFI, and may use the Tempur-Pedic®, Sealy®, and Stearns & Foster® trade names and trademarks only in connection with the marketing, display, sale and delivery of the Tempur Sealy products as specified herein.

2.	Effective Representation of Tempur Sealy Products

A.	Retailer will use commercially reasonable efforts to promote the retail sale of Tempur Sealy products at its retail store(s), subject to the terms hereof. Retailer will purchase a sufficient number of models, display such models, and create and maintain an in-store environment (e.g., gallerization by brand or other mutually agreed in writing display alternative) in which consumers, have the opportunity to see and feel the differences between the Tempur Sealy products, including Tempur-Pedic®, Sealy®, and Stearns & Foster® models and collections, including by doing the following:

(a)	Retailer will carry at all times such number of mattress sets and adjustable bed bases as set forth in the Incentive Agreement.

(b)	Retailer will display and merchandise such Tempur Sealy products in accordance with the Advertising Requirements as they may be amended from time to time, as they become effective as to Retailer, to the extent such Advertising Requirements are uniformly applied to all retailers of Tempur Sealy products; [Intentionally Deleted].

(c)	Retailer will maintain an inventory of Tempur Sealy products reasonably sufficient to meet its anticipated customer needs, including customer demand in response to Tempur Sealy’s and Retailer’s advertising and promotions; provided that a delay in shipping or an incomplete delivery by Tempur Sealy shall not be considered a default of Retailer’s obligation.

(d)	Retailer must advertise and promote Tempur Sealy national promotional events unless [Intentionally Deleted] in each case, as determined by Retailer. If Retailer chooses not to participate in any Tempur Sealy national promotional event, the Retailer will not receive any credits, discounts or incentives related to that national promotional event.

(e)	Retailer must display and sell Tempur-Pedic® mattresses only with Tempur-Pedic® foundations and adjustable bed bases, [Intentionally Deleted]. Retailer must display and sell Sealy® and Stearns & Foster® mattresses only with Sealy and Stearns & Foster foundations and adjustable bed bases, and not with other manufacturer foundations and/or adjustable bed bases [Intentionally Deleted]. The Parties acknowledge that in the event Retailer sells a non Tempur Sealy base with a Tempur Sealy mattress, such substitution may violate certain legal requirements and/or the product warranty.

(f)	Retailer must keep floor models well maintained and clean, reasonable wear and tear excepted.

(g)	Retailer will use commercially reasonable efforts to utilize the most current displays and point-of-sale materials provided by Tempur Sealy or otherwise permitted by Tempur Sealy; [Intentionally Deleted].

(h)	Retailer will not use any displays provided by Tempur Sealy to promote the sale of any products other than Tempur Sealy products.

(i)	Retailer will pay Tempur-Sealy for all products it purchases from Tempur-Sealy on such terms and conditions specified by Tempur Sealy’s General Terms and Conditions, which are incorporated herein by reference and which the parties may modify from time to time by mutual written agreement. Either Party may at any time apply and offset any and all amounts which are due and owing to such Party against any financial obligations of such Party owes to the other Party.

B.	To maintain the value of the Tempur Sealy brands, Tempur Sealy will do the following:

(a)	comply with all Applicable Laws related to the production, manufacture, labeling, sale, use, import and export of all Tempur Sealy products, in all material respects;

(b)	comply with all Applicable Laws related to environmental, health, and safety, including, without limitation, all laws prohibiting child labor, human trafficking, and slavery, in all material respects;

(c)	to the extent that the Advertising Requirements and any other Tempur Sealy brand standards and advertising policies are applied to Retailer, enforce all such requirements, standards and policies as to all other authorized retailers of Tempur Sealy products, except as otherwise contractually agreed or required;

(d)	adequately package all Tempur-Sealy products to ensure and maintain the quality and structure of such products;

(e)	provide Retailer, [Intentionally Deleted] a report detailing service performance under any mutually agreed upon Performance Scorecard , and [Intentionally Deleted]

(f)	provide technical training to Retailer’s sales associates prior to the roll-out of any new Tempur Sealy Products, as well as from time to time, as reasonably requested by Retailer, regarding the features, benefits, and instructions for display and use of the Tempur Sealy Products in order to maintain the value and goodwill of the Tempur Sealy Products, Tempur Sealy’s brand standards, and Tempur Sealy’s trademarks and trade name; and

(g)	review and approve or reject Retailer’s a representative sample of proposed marketing and advertising materials [Intentionally Deleted].

3.	Authorized Customers and Locations

Retailer will not sell and/or ship Tempur-Sealy products to any person or entity other than end-users (which may include non-profits and veteran organizations) in the United States. Retailer will not sell Tempur-Sealy products to another retailer or wholesaler. To the extent Tempur-Sealy grants approval to Retailer to conduct internet sales, such sales will, in no event, be permitted to extend to sales or shipments of Tempur-Sealy products beyond the United States. Any violation of this provision is a material default under the Agreement resulting in immediate termination upon 60 days prior written notice notwithstanding any other provision of the Agreement to the contrary. Retailer acknowledges that the rights granted under this Agreement are nonexclusive and that Retailer has no territorial protection, and that Tempur-Sealy and its affiliates retain the right to conduct all activities related to the advertisement, promotion, offering and sale of the Tempur-Sealy products (or to authorize a third party to conduct such activities) at any location or through any means, regardless of the proximity to or the economic or other effect on Retailer’s retail location(s); [Intentionally Deleted]. Tempur Sealy may from time to time offer products in its direct channels that are not made available for distribution through its authorized third-party retailers. If any such product is offered by Tempur Sealy only through its direct channels, Tempur Sealy may provide an affiliate program to its authorized third-party retailers so they may fulfill any demand for such product that may arise from their customers.

4.	Warranties

The only warranties applicable to Tempur-Sealy products are those written, limited warranties issued by Tempur-Sealy to consumers, as may be revised by Tempur-Sealy from time to time; provided that such revisions will not apply to previously purchased products. The foregoing will not prohibit Retailer from offering price or comfort guaranties applicable to the Tempur-Sealy products, which Retailer will be solely responsible for upholding, or from offering extended warranties on Tempur-Sealy products that have no recourse to Tempur-Sealy; provided, Retailer must provide copies to Tempur-Sealy of such price or comfort guaranties and extended warranties evincing compliance with this requirements of this Section. Except for its express limited obligations under its written warranties, Tempur-Sealy assumes no other obligation or liability for any representations or warranties made by Retailer in connection with the sale of any Tempur-Sealy product by Retailer. Retailer is not authorized to make any warranty beyond or in addition to the terms of Tempur-Sealy’s written warranties. Retailer will deliver a copy of Tempur-Sealy’s applicable written warranty to each purchaser of a Tempur-Sealy product at the time of delivery. ANY AND ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR PARTICULAR PURPOSE ARE HEREBY EXPRESSLY DISCLAIMED.

Retailer agrees to store and transport Tempur-Pedic® mattresses flat, and as indicated on the box. Any damage caused by vertical storage, stacking or transport will not be considered to be the result of a product defect and will not be covered by warranty.

Notwithstanding any minimum slot requirements that may be set forth in an Incentive Program, Retailer has the right to immediately discontinue offering any Tempur Sealy product if [Intentionally Deleted] or (ii) such product is subject to a recall issued by Tempur Sealy or a governmental authority. In either such event, Tempur Sealy shall take back, at cost plus delivery charges, all inventory of such product held by Retailer, including floor samples, and Retailer will thereafter replace such product on its retail store floors with a different Tempur Sealy product. Tempur Sealy [Intentionally Deleted] the floor samples that Retailer purchases to effect such replacement.

5.	Termination

Except as prohibited by Applicable Law, this Agreement is terminable at will by either Party at any time, with or without breach, default or cause, upon sixty (60) days prior written notice.

(a)	At and after the effective date of termination, Retailer may [Intentionally Deleted] appropriately authorized Tempur-Pedic®, Stearns & Foster® and Sealy ® brand retailers.

(b)	Within the 60-day notice period and no later than the effective date of termination, Retailer will cease and desist use of all Tempur-Sealy trademarks, trade names, images, and promotional materials and will cease and desist holding itself out in any way as an authorized Tempur-Sealy retailer, except that none of the foregoing covenants shall prohibit or otherwise restrict Retailer from the use of Tempur Sealy’s trademarks, trade names and images and promotional materials in connection with the sale of floor models and customer returns, provided that Retailer shall use the same process followed by it during the Term of the Agreement and in compliance with the Advertising Guidelines in effect on the notice date of Termination. Retailer shall retain fair use, non-infringing rights to use the licensed marks to identify Tempur Sealy products, only and to the extent those fair uses do not violate false advertising and unfair competition laws and such use is not misleading or derogatory.

(c)	During the 60-day notice period, Retailer [Intentionally Deleted].

(d)	Upon termination, Retailer will, within its normal payment terms, pay Tempur-Sealy all sums due and owing for Tempur-Sealy products less the amount of any merchandise credit memos or other amounts owed to Retailer as of the effective date of termination.

(e)	Within the 60-day notice period and no later than the effective date of termination, Retailer will remove from all of its stores and from any website, any and all Tempur-Sealy trademarks, images and trade dress, cease use of all Confidential Information (as defined below), destroy all Tempur-Sealy displays, point- of-purchase materials and promotional materials (provided that Retailer shall not be required to destroy such items if the same can be de-branded and repurposed), and remove all interior/exterior Tempur-Sealy signage.

(f)	Upon termination, Tempur-Sealy will, within its normal payment terms, pay to Retailer the balance of all outstanding merchandise credit memos and other amounts owed hereunder (including amounts accrued under any incentive program), to the extent not applied by Retailer as an offset.

(g)	Upon termination, Tempur-Sealy will be solely responsible for, and will directly handle, all customer warranty claims under Tempur-Sealy’s written warranties to consumers (excluding comfort exchanges) initiated or in process on or after the effective date of termination. For the avoidance of doubt, Retailer will be solely responsible for, and will directly handle, all extended warranties, price guaranties, or comfort guaranties offered by Retailer as expressly authorized in Section 4.

Except in connection with the indemnity in Section 6, neither Party will have the right and hereby waives any right to recover consequential damages including lost profits as a result of any default or termination of this Agreement.

Upon a breach of any material or essential term of this Agreement if not cured within 30 days after written notice to Retailer, without limiting either Party’s right of termination as permitted above, Tempur-Sealy may restrict and/or modify the terms upon which Retailer may purchase and resell Tempur-Sealy products, including, without limitation, any or all of the following:

(a)	Removal of Retailer from the Dealer Locator on all Tempur-Sealy websites;

(b)	Reduction of the scope and number of sales channels or locations in which Retailer may sell Tempur-Sealy products under this Agreement;

(c)	Denial or suspension of any credit terms for the purchase of Tempur-Sealy products;

(d)	Refusal to accept orders except as Tempur-Sealy may determine necessary to fulfill actual customer orders or otherwise satisfy needs of local customers;

(e)	Disqualification of Retailer from being eligible for, or from participating in the TEMPUR-Elite® retailer program, or any other Tempur-Sealy incentive or marketing program, special recognition program, special award, advertising, and/or programs that may be offered or made available to other retailers;

(f)	Withholding advertising or promotional materials from Retailer;

(g)	Denial of access to Tempur-Sealy’s intranet or other authorized retailer network;

(h)	Denial of admission to any meeting or event sponsored by Tempur-Sealy; or

(i)	Such other measures as Tempur-Sealy may deem reasonably appropriate in its sole discretion.

6.	Indemnification

Tempur-Sealy will indemnify, defend, and hold harmless Retailer and its affiliates, their successors and assigns, and each of their respective partners, officers, directors, shareholders, agents, representatives, independent contractors, servants, and employees from all Losses and Expenses (defined below) incurred in connection with any third-party claim that arises out of or is based upon any of the following: (A) the proper use by the end-user of any Tempur-Sealy product for its intended purpose in accordance with all applicable instructions or any actual defect in a Tempur-Sealy product, in each case, that causes personal injury or death to a person or material harm to real or personal property, except to the extent the Tempur-Sealy product was modified by Retailer; (B) Retailer’s authorized use of Tempur-Sealy’s trademarks under this Agreement or other intellectual property made part of any advertising, marketing, or promotional materials provided by Tempur-Sealy to Retailer under this Agreement as unauthorized or infringing of any third party’s intellectual property rights; (C) the use by Retailer of promotional materials and other information provided or approved by Tempur-Sealy, including in training sessions, as long as Retailer’s use was in full compliance with the Advertising Guidelines and any other written instructions or guidance provided by Tempur-Sealy; (D) a product recall issued by Tempur-Sealy or governmental authority in accordance with Section 15 of the General Terms and Conditions regarding a defective product; or (E) Tempur-Sealy’s negligent acts or omissions or other failure to comply with this Agreement (including any Exhibit) or Applicable Law. Notwithstanding the foregoing, no indemnity will apply to indemnify Retailer for its gross negligence or willful acts or omissions.

Retailer and its affiliates will indemnify, defend, and hold harmless Tempur-Sealy and their affiliates, their successors and assigns, and each of their respective partners, officers, directors, shareholders, agents, representatives, independent contractors, servants, and employees of each of them from all Losses and Expenses incurred in connection with any third-party claim that arises out of or is based upon any of the following: (A) any unauthorized use by Retailer or its U.S. affiliates of Tempur-Sealy’s trademarks or other intellectual property in connection with the advertising, marketing, promotion, offer, sale, handling, storage, display, assemble, transportation, shipping, or delivery of Tempur Sealy products; (B) Retailer’s failure to comply with any of Tempur-Sealy’s warranties or the terms of any warranty program; or (C) Retailer’s negligent acts or omissions or other failure to comply with this Agreement (including any Exhibit) and the Advertising Requirements, any other brand standards that have been communicated to Retailer in writing applicable to the advertising, marketing, promotion, offer, sale, handling, storage, display, assemble, transportation, shipping, or delivery of Tempur-Sealy products, or Applicable Law. Notwithstanding the foregoing, no indemnity will apply to indemnify either of Tempur-Sealy for its gross negligence or willful acts or omissions.

The party seeking to be indemnified hereunder (in such capacity, the “Indemnified Party”) will notify the indemnifying Party (in such capacity, the “Indemnifying Party”) as soon as practicable of any claim brought against the Indemnified Party. The Indemnifying Party will have the right, at its option, to defend or to assume the defense of the Indemnified Party regarding such claim, at the expense of the Indemnifying Party. The Indemnified Party will cooperate fully with the Indemnifying Party in connection therewith. The Indemnifying Party may not settle or otherwise resolve or conclude any claim brought against the Indemnified Party without the Indemnified Party’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed. If, for whatever reason, the Indemnified Party declines to tender a defense to the Indemnifying Party under this Section and/or elects to proceed with its own counsel, the Indemnified Party will be responsible for its own defense costs and expenses, including attorneys’ fees.

As used herein, “Losses and Expenses” means, without limitation, all liabilities, losses, compensatory, exemplary, or punitive damages, consequential damages (including damages for lost profits or compensation for damages to reputation and goodwill including costs of or resulting from delays, financing, marketing materials and media time and space, and costs of changing, substituting, or replacing the same), settlement amounts, judgments, court costs, fines, charges, costs, expenses, including, without limitation, reasonable attorneys’ fees.

7.	Intellectual Property; Confidentiality

Tempur-Pedic and Sealy are and will be the sole owners of all right, title, and interest in and to any intellectual property rights, as applicable, created as a result of or related to the Tempur-Sealy products. Tempur-Sealy does not grant Retailer any ownership right with respect to any intellectual property rights created as a result of Retailer’s sale of Tempur-Sealy products or performance under this Agreement. Retailer, without reservation, irrevocably sells, assigns, transfers, and conveys, and will be deemed to have irrevocably sold, assigned, transferred, and conveyed to Tempur-Pedic and Sealy all right, title, and interest (past, present, future, and throughout the world) in and to the Tempur-Sealy products, together with all corresponding intellectual property rights related to the Tempur-Sealy products; and any and all claims, of any nature whatsoever, for past, present or future infringement or violation of such intellectual property rights. If Retailer has any rights to work product that cannot be assigned to Tempur-Pedic or Sealy, Retailer unconditionally and irrevocably waives the enforcement of such rights, and if such rights cannot be waived, Retailer hereby grants to Tempur-Pedic and/or Sealy a fully paid-up, exclusive, irrevocable, perpetual, worldwide license to display, copy, distribute, perform, or use in any manner and to make derivative works of the work product. Tempur-Pedic and Sealy’s intellectual property rights will not be impacted by any default under or termination of this Agreement.

Retailer will have no ownership in and will refrain from making any claims or asserting any ownership right or interest in the trademarks, service marks, names, identifying symbols, logos, tag lines, domain names, URLs, or any other indicia of origin relating to, owned by, used, or associated with either Tempur-Pedic, Sealy, or their affiliates or the goodwill thereof (collectively, the “Marks”). Sealy’s Marks include, without limitation, Sealy®, Sealy Posturepedic®, Stearns and Foster®, Bassett®, or Optimum®. Tempur-Pedic’s Marks include, without limitation, Tempur-Pedic®. During the term of this Agreement, Retailer will have no right or authority to use, display, license, refer to, or in any way benefit from the Marks or Tempur-Sealy products in any manner, except as expressly authorized in this Agreement. Retailer will not, and Tempur-Sealy does not grant any permission for Retailer to, indicate in any manner whatsoever that Retailer or its retail stores are endorsed or sponsored by Tempur-Sealy. Notwithstanding the foregoing, Tempur-Sealy grants to Retailer a limited, royalty-free, non-exclusive, non-sublicensable, non-assignable, revocable license to use the Marks solely to further the advertising, promotion, marketing, and sale of the Tempur-Sealy products under this Agreement. Retailer may only use Marks in strict accordance with the requirements of this Agreement and Tempur-Sealy’s brand standards, including the Advertising Requirements.

The Receiving Party will keep strictly confidential all of the Disclosing Party’s Confidential Information (as such capitalized terms are defined below) using at least the same care that each uses to protect its own Confidential Information but no less than reasonable care.

“Confidential Information” means all information, documents, records, and discussions concerning such material that one party (the “Disclosing Party”) designates as being “confidential” or “proprietary” at the time of disclosure to the other party (the “Receiving Party”) whether or not marked as “confidential” or “proprietary,” including any modifications or derivatives prepared by the Receiving Party based upon the information, documents, records or discussions disclosed. Confidential Information includes, without limitation: (a) any information received in connection herewith and the transactions contemplated by this Agreement, (b) the designs and manufacturing processes for the Tempur-Sealy products, (c) each Party’s financial, customer and sales information; and (d) each Party’s intellectual property. Regardless of any such designation, “Confidential Information” will not include information, documents or records that: (i) were right in the Receiving Party’s possession without confidentiality restrictions, before receipt from the Disclosing Party; (ii) are or become publicly known or generally available to the public through no fault of the Receiving Party; (iii) are right received by the Receiving Party from a third party without a duty of confidentiality; or (iv) are independently developed by the Receiving Party, verifiable by written documentation, without the use of or reference to the Disclosing Party’s Confidential Information.

Except as required by law, the Receiving Party will use the Disclosing Party’s Confidential Information solely and exclusively for the limited purpose of performing its obligations under the Agreement including all Exhibits and the Receiving Party will not disclose, publish, or disseminate in any manner any of the Disclosing Party’s Confidential Information or use such Confidential Information in any way that will result in disclosure to a third party; provided, Retailer may share the terms of this Agreement (including any Exhibit) with its lenders, shareholders and prospective buyers or financing providers, so long as each of such lenders, shareholders, and prospective buyers or financing providers have executed a nondisclosure agreement agreeing to maintain the confidentiality of Tempur-Sealy’s Confidential Information in accordance with the minimum confidentiality terms of this Section.

If the Receiving Party is required by law, subpoena, or court order to disclose any of the Confidential Information, the Receiving Party will give prior written notice of the proposed disclosure to the Disclosing Party, and the Disclosing Party will be entitled to take those actions it deems necessary or appropriate, including seeking to prevent the disclosure of its Confidential Information, and the Disclosing Party will provide reasonable assistance in connection with those actions.

Except as may be retained in connection with permitted use of Confidential Information, within ten (10) business days following the effective date of termination of this Agreement or promptly upon the Disclosing Party’s request, the Receiving Party will return to the Disclosing Party all documents and records, including notes, summaries, and analyses containing the Confidential Information or certify the destruction (at the Disclosing Party’s request) of all Confidential Information of the Disclosing Party in the Receiving Party’s possession or control.

8.	Governing Law; Dispute Resolution

All agreements between the parties (including this Agreement), and all claims or disputes between the parties, will be interpreted, enforced, construed, and governed by the laws of New York, without giving effect to any conflict of laws. The parties will resolve any dispute, claim, or controversy arising under or relating to this Agreement, any other agreement between the parties, or the parties’ relationship as follows:

(a)	Before submitting any claim, controversy, or dispute to mediation, arbitration or other legal proceedings (except actions seeking extraordinary relief, including injunctive relief), the complaining or terminating Party will provide written notice to the other Party of the claim, controversy, dispute, and each Party will, as promptly as practical, appoint one or more senior executives with decision-making authority who will physically meet in Dallas, Texas, within ten (10) business days of the delivery of the notice to discuss the claim, controversy, dispute, or ground for termination in an effort to resolve such issue.

(b)	Except for actions seeking extraordinary relief (including an injunction) or a claim relating to a Party’s failure to pay, when due (after giving effect to all applicable notice and cure periods), amounts which are not subject to a good faith dispute, if the parties are unable to resolve any claim, controversy, or dispute within thirty (30) days by negotiation as set forth above, then the parties will commence mediation under the then-current Commercial Mediation Procedures of the American Arbitration Association (“AAA”). The parties must conduct mediation before commencing any arbitration with respect to such claim, controversy, or dispute. The parties will endeavor to settle the claim, controversy, or dispute by mediation by first jointly selecting an independent and neutral third party to be the mediator. If the parties fail to select the mediator within fifteen (15) days following commencement of the mediation process, a mediator will be selected by the AAA from its approved panel of mediators. The mediation will be conducted within thirty (30) days of the selection of the mediator in Dallas, Texas. If the claim, controversy or dispute is not resolved by mediation within sixty (60) days following the selection of a mediator in accordance with the foregoing, either Party may elect to initiate arbitration with respect to the claim, controversy or dispute. The parties will share equally the fees and costs of the mediator, and each Party will be responsible for its own attorneys’ fees and costs in connection with the mediation.

(c)	Except for actions seeking extraordinary relief (including an injunction) or a claim relating to a Party’s failure to pay, when due (after giving effect to all applicable notice and cure periods), amounts which are not subject to a good faith dispute,, if the parties are unable to resolve any claim, controversy, or dispute in the manner set forth above, the claim, controversy, or dispute will be finally resolved by binding arbitration administered by AAA. The arbitration will be conducted in Dallas, Texas, with one or three arbitrators, under AAA’s then- current Commercial Arbitration Rules. The number of arbitrators will be (a) one (1) if the amount in controversy in the dispute is less than $1,000,000 or (b) three (3) if the amount in controversy in the dispute is $1,000,000 or more. If the arbitration is to be conducted by a sole arbitrator, then the arbitrator will be jointly selected by the parties. If the parties fail to agree upon the arbitrator within thirty (30) days after the commencement of the arbitration, then the AAA administrator will appoint the arbitrator. If the arbitration is to be conducted by a panel of three (3) arbitrators, then Tempur –Sealy and Retailer will each appoint one (1) arbitrator thirty (30) days of the commencement of the arbitration, and the two (2) arbitrators so appointed will select the presiding arbitrator within thirty (30) days after the latter of the Party-appointed arbitrators have been appointed. If a Party hereto fails to appoint its Party-appointed arbitrator or if the Party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA administrator will appoint the remainder of the three (3) arbitrators not yet appointed. All issues relating to arbitration or the enforcement of the agreement to arbitrate contain in this Agreement will be governed by the U.S. Federal Arbitration Act (9 U.S.C. § 1 et seq.). The arbitrator(s) will have the authority to resolve disputes as to arbitrability and the jurisdiction of the arbitrator(s). The arbitrator(s) will have full authority to manage any necessary exchange of information among the parties with a view to achieving an efficient and economical resolution of the dispute. Except as expressly provided in this Agreement, the arbitrator(s) will have the authority to award any interim, provisional, or final remedy or relief available under Applicable Law, including, without limitation, Losses and Expenses, specific performance, injunctive or other extraordinary relief, or the imposition of sanctions for abuse or frustration of the arbitration process. Any arbitration award will be final and binding. Any judgment upon an award rendered by the arbitrator(s) may be entered in and enforced by any court having jurisdiction thereof. Except as necessary to obtain interim or provisional relief or to enforce any arbitration award or order, neither the parties nor the arbitrator(s) may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all Parties. The parties will share equally the fees and costs of AAA and the arbitrator, and each Party will be responsible for its own attorneys’ fees and costs in connection with the arbitration.

(d)	Notwithstanding the above, either Party may elect to seek in the court designated below interim or provisional injunctive, equitable or other extraordinary relief (including declaratory relief) with respect to any matters contemplated by this Agreement. Further, notwithstanding the above, either Party may seek any available relief in the court designated below for any claim relating to a Party’s failure to pay, when due (after giving effect to all applicable notice and cure periods), amounts which are not subject to a good faith dispute,

With respect to any suits, actions or other legal proceedings, each of the parties submits to the exclusive jurisdiction of the U.S. District Court for the Southern District of New York. Any claims arising under or relating to this Agreement must be brought within two (2) years from the accrual of the cause of action.

All of the foregoing provisions in this Section 8 will survive the termination of this Agreement.

9.	Additional Provisions

Each Party must comply in all material respects with all laws, regulations, rules, and codes applicable to this Agreement and such Party’s performance hereunder (“Applicable Law”). A default by either Party under any other written agreement signed by both Parties related to the Tempur-Sealy products will be deemed a default under this Agreement.

Neither Party may assign this Agreement (or the rights and obligations hereunder) without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed.

Retailer is an independent contractor. Neither Retailer nor its employees are an agent, franchisee, employee, or partner of Tempur-Sealy and will neither will hold itself nor themselves out as such. Retailer will not lead the public or its customers to conclude through its acts, omissions, store décor, employee uniforms, use of the Tempur-Sealy products, trade dress or trademarks, etc., that Retailer is affiliated with or is, in fact, Tempur-Sealy or that its retail locations are owned by Tempur-Sealy. Retailer has not received or paid any fee for the right to become an authorized Tempur-Sealy retailer. Although Tempur-Sealy may, on occasion, refer to retailers in the spirit of cooperation as its “retail partners,” Retailer acknowledges it has no legal partnership, trust or fiduciary relationship with Tempur-Sealy.

The Umbrella Agreement and the Exhibits expressly described and enumerated therein (including this Agreement, the Incentive Agreement, the General Terms and Conditions, and the Advertising Requirements) constitute the full, complete, sole, and exclusive understanding of the Parties with respect to the subject matter hereof and supersede any other prior or contemporaneous agreement or writing, of whatever nature and form, concerning the purchase and sale of Products. Further, no such prior or contemporaneously executed agreement or writing will be submitted, considered, or used to facilitate the interpretation, understanding, or modification of the Umbrella Agreement and its Exhibits (including this Agreement).

Subject to the following paragraph, this Agreement cannot be changed orally, but only by a written amendment to this Agreement signed by the duly- authorized officers of Retailer and Tempur-Sealy. Notwithstanding anything to the contrary herein, Tempur-Sealy may, from time to time in its sole discretion, change the Advertising Requirements; [Intentionally Deleted] and such change is uniformly applicable to all retailers of Tempur-Pedic®, Sealy®, and Stearns & Foster® branded products.

[Intentionally Deleted]

From time to time during the term of this Agreement, Tempur-Sealy may agree to make available certain incentive or marketing programs available to authorized retailers. Tempur-Sealy anticipates that these programs may be available in the future, although they may change over time in form and scope or be eliminated, as determined by Tempur-Sealy. Participation in any such program is subject to Retailer’s full compliance with the terms and conditions of this Agreement and its Exhibits and Schedules, and remaining in good standing with all its financial commitments set forth this Agreement to Tempur-Sealy.

From time to time Tempur-Sealy may make available a product or products that have temporary or limited distribution, and Tempur-Sealy shall [Intentionally Deleted]. By execution of this Agreement the undersigned acknowledges that it may not be among the retailers allowed to purchase and resell such products. The Parties acknowledge that some exclusive products will only be made available to selected third party authorized retailers and may not be available to Retailer, provided that if Retailer is disadvantaged by the impact of such competitive exclusive offering, the Parties may mutually agree upon alternative exclusive products or other offerings for Retailer’s benefit. Any such temporary or limited distribution products will be subject to all the same terms and conditions governing the sale and purchase of Tempur-Sealy products, including the General Terms and Conditions and Advertising Requirements.

If in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision will, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other Parties or circumstances.

All provisions and obligations which expressly or by their nature survive termination, expiration or transfer of this Agreement will continue in full force and effect subsequent to and notwithstanding such termination, expiration or transfer and until they are satisfied or by their nature expire.

Any failure by either Party at any time to enforce any of the provisions of this Agreement will not be construed as a waiver of such provisions or any other provision hereof.

This Agreement may be executed by the Parties in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which shall constitute one and the same agreement. A copy of this Agreement signed and delivered by telecopy, facsimile transmission or by email in portable document format shall be considered an original, executed Agreement.

INCENTIVE AGREEMENT

The following Incentive Agreement (“Program Terms”) is incorporated by reference and constitutes a material part of the applicable Umbrella Agreement (“Umbrella Agreement”) and Master Retailer Agreement (“MRA”) entered into between Tempur-Pedic North America LLC (“Tempur-Pedic”) and Sealy Mattress Manufacturing Company, LLC (“Sealy”) (collectively, “Sponsor” or “Tempur-Sealy”) and the Retailer identified on the signature page of the Umbrella Agreement (“Authorized Retailer”). For purposes of the Program Terms, “party” or “parties” refers equally to Sponsor or any Authorized Retailer. Any capitalized terms used herein but not defined will have the meaning given to such terms in the Umbrella Agreement or MRA.

1.                                                  Authorized Retailer. To be eligible to participate in any incentive program (each, a “Program”) offered by Sponsor, Authorized Retailer must be an authorized retailer of mattresses, pillows, foundations, adjustable bases or other products bearing the TEMPUR-PEDIC® Mark (the “Tempur Products”), mattresses, pillows, foundations, adjustable bases or other products bearing the SEALY®, SEALY POSTUREPEDIC®, SEALY OPTIMUM®, and STEARNS & FOSTER® Marks (the “Sealy Products”), or both Tempur Products and Sealy Products (collectively, the “Products”) pursuant to a currently effective Umbrella Agreement and operate one or more retail stores fully satisfying the criteria below (each, a “Location”).

2.                                                  Umbrella Agreement; MRA; Program-Specific Terms. These Program Terms are incorporated into and constitute a material part of Authorized Retailer’s Umbrella Agreement and MRA. The parties must fully comply with the terms and conditions of the Umbrella Agreement and MRA. Sponsor and Authorized Retailer may mutually agree in writing to additional or alternative terms and conditions for particular Programs (“Program-Specific Terms”). The parties must fully comply with any Program-Specific Terms. Program-Specific Terms will be considered part of “Program Terms” as used herein. To the extent that any term or condition of the Program Terms conflict with any term or condition of the Umbrella Agreement or MRA, the terms and conditions of the Umbrella Agreement or MRA will control.

3.	Modifications. The Parties may modify these Program Terms in a writing signed by both parties.

[Intentionally Deleted]

5.                                                  Point-of-Purchase Support (beyond those provided for in the Initial Gallerization). All POP materials will be brand specific, as supplied by Sponsor. POP materials will include the provision of signage and headboards for use in displays of Products on the showroom floor of each Location. To the extent applicable to a Program, Sponsor will provide all POP material required for Authorized Retailer’s Locations’ participation in the Program in accordance with the limits set forth in Schedule 1.

6.                                                  Term. Except as set forth in any Program-Specific Terms applicable to a particular Program, the term of a Program will begin on the effective date of the Umbrella Agreement and, unless earlier terminated in accordance with the MRA or the Program Terms (including any Program-Specific Terms), will continue for two (2) years (the “Initial Term”). Unless a party provides written notice of nonrenewal to the other party at least sixty (60) days prior to the expiration of the Initial Term or renewal term, the term of a Program will automatically renew for successive periods of one (1) year. Nothing in this Section will otherwise affect the parties’ termination rights under these Program Terms.

7.                                                  Payment Terms. Authorized Retailer will pay Tempur-Pedic or Sealy, as applicable, for the Products within the time periods set forth in the applicable Program-Specific Terms, including Schedule 1. Notwithstanding anything to the contrary in any Program-Specific Terms, including Schedule 1, [Intentionally Deleted]. Tempur-Pedic and Sealy, as applicable, reserve the right to stop shipping Product to Authorized Retailer at any time that Authorized Retailer has owed a past due balance that is not the subject of a good faith dispute to either or both of Tempur-Pedic and/or Sealy for more than five (5) business days after written notice from Tempur Sealy.

8.                                                  Co-Op Advertising Allowance. Subject to Authorized Retailer’s compliance with the Umbrella Agreement, MRA, and these Program Terms, Sponsor will assist Authorized Retailer with the cost of advertising, marketing, and promoting the Products. Tempur-Pedic and Sealy, as applicable, will accrue on behalf of Authorized Retailer a “Co-Op Advertising Allowance” in the amount set forth in any Program-Specific Terms, including Schedule 1, based on Authorized Retailer’s “Net Purchases” of Products. As used herein, “Net Purchases” means Authorized Retailer’s total gross purchases in dollars from Sponsor of Products, regardless of brand, less returns made to Sponsor, less floor model sales made to Authorized Retailer and less any promotional discounts. For the avoidance of doubt, the Sponsor that manufactures a specific product will be solely responsible for accruing the Co-Op Advertising Allowance arising from Authorized Retailer’s Net Purchases of that specific Product. Co-Op Advertising Allowances will be issued as a monthly credit memo based on the prior month’s Net Purchases, provided, that if Retailer’s qualified advertising spend for such month is less than the amount of the Co-Op Advertising Allowance accrued for such month, the amount by which the Co-Op Advertising Allowance exceeds Retailer’s qualified advertising spend for such month will be accrued by Tempur-Pedic or Sealy, as applicable, and available to Retailer, on a cumulative, go-forward basis (until exhausted) during the applicable contract year, in addition to the applicable Co-Op Advertising Allowance accrued for each such subsequent month. Evidence of performance will be verified following the issuance of the credit memo. If Authorized Retailer cannot substantiate sufficient spend to support the issued credit memo, future credit memos will be reduced by the amount of overpayment and such overpaid amount shall continue to be available to Retailer as accrued Co-Op Advertising Allowance for the remainder of the then-current contract year.

Sponsor will validate Retailer advertising spend via third party and Sponsor proprietary systems and in event that such validation indicates that Retailer’s advertising spend is below the amount necessary to support the applicable accrued Co-Op Advertising Allowance, Sponsor may request that Authorized Retailer submit to each Tempur-Pedic and Sealy, as applicable, of proof of qualified advertising of the Products (which may feature other brands in addition to Tempur-Sealy brands) that ran during the preceding month(s) and the aggregate amount spent by Retailer on such qualified advertising for the preceding month(s).

Tempur-Pedic and Sealy, on a quarterly basis, shall be permitted to adjust the aggregate amount of Co-Op Advertising Allowance previously paid to Retailer in respect of such quarter to account for any upward or downward adjustments necessary to address Authorized Retailer’s actual advertising spend as established in accordance with this Incentive Agreement (“Quarterly True Up”). For the avoidance of doubt, the Quarterly True Up cannot result in the total credit memos issued for the applicable contract year exceeding the amount of the accrued aggregate Co-Op Advertising Allowance set forth in any Program-Specific Terms, including Schedule 1.

The accrued aggregate Co-Op Advertising Allowance can only be used to reimburse expenses relating to advertising, marketing, or promoting the Products covered by the Umbrella Agreement and MRA. For purposes of this Section, “qualified advertising” will include [Intentionally Deleted]. By way of example:

[Intentionally Deleted.]

9.                                                  Variable Rebates. Subject to Authorized Retailer’s compliance with the Umbrella Agreement, MRA, and these Program Terms, Sponsor will pay to Authorized Retailer a rebate based on Authorized Retailer’s aggregated Net Purchases of Products as set forth in any Program-Specific Terms, including Schedule 1. The Sponsor will be jointly responsible for paying the rebate on Net Purchases of that specific product, irrespective of the Party that manufactures the specific product.

10.                                              Warranty and Returns Allowance. Subject to Authorized Retailer’s compliance with the Umbrella Agreement, MRA, and these Program Terms, Sponsor will pay Authorized Retailer an additional payment in the amount set forth in any Program-Specific Terms, including Schedule 1, based on Authorized Retailer’s Net Purchases of Products.

11.                                              Timing of Incentive Payments. Tempur-Sealy will pay any monetary incentives owed to Authorized Retailer in connection with a Program, as set forth in Sections 8, 9, and 10 above, on a monthly basis via credit memo within ten (10) business days of the end of a calendar month.

12.                                              Termination. Retailer’s participation in any Program will automatically terminate upon the expiration of these Program Terms or the earlier effective termination of the Umbrella Agreement or MRA. All rebates, subsidies, incentives, Co-Op Advertising Allowances and credits set forth herein or in any Program in effect on or immediately prior to the effective date of termination shall continue to accrue on all Products sold by, or, in the case of return credits, returned to, Authorized Retailer up to and including the effective date of termination. For the avoidance of doubt, to the extent Sponsor makes available other promotional programs, Sponsor may terminate such promotional programs (or Authorized Retailer’s participation in) at any time and for any reason (or no reason) upon written notice to Authorized Retailer.

13.                                              Store Closure. If Authorized Retailer closes any Location within [Intentionally Deleted] of the effective date of the start of a Program and does not open a Location, at which floor models, POP and Gallerization are used, within [Intentionally Deleted] of such closed Location in the [Intentionally Deleted] prior to or following such closure, Authorized Retailer will repay and/or otherwise reimburse Sponsor for any floor sample discounts provided by Sponsor at a prorated amount based on an amortization of the applicable discount over the [Intentionally Deleted.] If Retailer closes a Location, Retailer will promptly remove from such Location (and, at Retailer’s option, destroy or move to a different Location or distribution center or warehouse owned or operated by Retailer) all Sponsor displays, point-of-purchase materials, promotional materials, interior or exterior signage, Confidential Information, and any other materials bearing Sponsor trademarks, trade names, images, or trade dress.

14.                                              Post-Termination Obligations. Upon the effective date of termination of Authorized Retailer’s participation in a Program in accordance with Section 12, Authorized Retailer will promptly cease and desist use of all Program-related POP Materials and any other advertising, promotional, signage, logos, display materials and other materials bearing the Marks to the extent used in connection with the Program, whether appearing in Authorized Retailer’s retail stores, website(s), or elsewhere. Further, Authorized Retailer will destroy, or, at Sponsor’s option and expense, make available to Sponsor for pickup at Retailer’s distribution centers, all Program related POP Materials and other materials used in connection with the Program within thirty (30) days of the effective date of such termination.

15.                                              Surviving Obligations. All terms that by their nature survive any termination or expiration will survive the termination of Authorized Retailer’s participation in a Program, including, without limitation: Section 2 (Umbrella Agreement; MRA; Program-Specific Terms); and Section 15 (Surviving Obligations).

16.                                              Headings; Pronouns and Number. The headings contained in the Program Terms are inserted only as a matter of convenience, and in no way define, limit, or extend the scope or intent of the Program Terms or any provision of the Program Terms. Wherever from the context it appears appropriate, each term stated in either the singular or the plural will include the singular and the plural, and pronouns stated in either the masculine, feminine or neuter gender will include the masculine, feminine and neuter gender.

SCHEDULE 1 TO EXHIBIT B MATTRESS FIRM INCENTIVE AGREEMENT

1.                             Minimum Slot Requirements. During the term of the Program, Retailer will provide and maintain at each of Retailer’s retail stores the minimum number of Slots displaying the Companies’ mattress products:

*[Intentionally Deleted] slots of Tempur-Pedic®-branded mattresses (Queen size or larger unless physical store size is not adequate);

*[Intentionally Deleted] slots of Stearns & Foster®-branded mattresses (Queen size or larger unless physical store size is not adequate);

*[Intentionally Deleted] slots of Sealy®-branded mattresses (Queen size or larger unless physical store size is not adequate, including both Hybrids and Response Collection)

A minimum total of [Intentionally Deleted] Tempur-Sealy adjustable bases must be floored as follows:

*[Intentionally Deleted] Tempur- Pedic Ergo Extend, [Intentionally Deleted] Tempur-Pedic Ergo and [Intentionally Deleted] Sealy Ease. [Intentionally Deleted] adjustable bases shall be floored at launch of Products and the remaining [Intentionally Deleted] adjustable bases shall be floored as soon as reasonably practicable, but not later than January 31, 2021.

* all Tempur-Pedic®, Sealy®, and Stearns & Foster® mattresses will be displayed with their corresponding branded adjustable bases or flat foundations and no other bases or foundations.

2.                             Floor Sample Discounts. Tempur-Sealy will provide the following discounts on floor samples purchased by MFI for MFI’s retail stores:

[Intentionally Deleted]	Tempur-Pedic®, Stearns & Foster®, and Sealy® Hybrid mattress products
[Intentionally Deleted]	Sealy® (including Response collection) mattress products
[Intentionally Deleted]	Tempur-Pedic®, Stearns & Foster®, and Sealy® adjustable base and foundation products

If, within [Intentionally Deleted] of the purchase of any adjustable base floor samples by Retailer, Tempur-Sealy changes its Product offering, whether by revising its design, components, specifications or otherwise, and such Product change will require Retailer to replace its adjustable base floor samples to comply with consumer protection laws or requirements of Tempur-Sealy, then Tempur-Sealy will provide such replacement floor samples at [Intentionally Deleted] discount to Retailer. Otherwise, replacement of floor samples will be at full cost unless approved for the above-referenced discount by Tempur-Sealy. The purchase of floor samples for new stores will not be considered a “replacement” for purposes of the foregoing sentence.

There will be no automatic floor sample discount for MFI’s purchases in connection with pop-up events (“Events,” formerly known as multi-channel sales (“MCS”)) and no expectation or requirement that Products are offered or displayed at Events; provided, upon a showing by MFI of a business case with an acceptable expected return on investment for a specific Event, Tempur-Sealy, at its sole option, may provide floor sample discounts of up to [Intentionally Deleted] in connection with the specific Event.

3.                             Annual Volume Commitment. Beginning in year two (2) of the Program—that is, beginning following completion of the first twelve (12) months of the Program’s term—MFI will make at least [Intentionally Deleted] in annualized Net Purchases of Products.

4.                             Internet Sales. MFI will not sell or offer to sell any Products via any third-party internet sales channels, including, without limitation, [Intentionally Deleted].

5.                             Payment Terms. MFI will pay Tempur-Pedic or Sealy, as applicable, for the Products within the time periods set forth below: Net [Intentionally Deleted] Tempur-Pedic® Products

Net [Intentionally Deleted] Sealy® and Stearns & Foster® products. Provided, the Net [Intentionally Deleted] payment term will remain in place until the Tempur-Sealy ERP system is implemented, at which time the payment term will become Net [Intentionally Deleted] if all other retailers of Tempur-Sealy products concurrently move to Net [Intentionally Deleted] payment terms (or shorter).

6.                             Initial Gallerization. The parties will work together on a gallerization design for MFI’s retail stores and, once the initial gallerization design is mutually agreed upon by the parties in writing (“Initial Gallerization”), Tempur-Sealy will provide [Intentionally Deleted] for all then existing stores. For new stores opened after the Initial Gallerization design has been mutually agreed to in writing, Tempur-Sealy will provide an initial [Intentionally Deleted] for the approved initial Gallerization for those stores which shall similarly include [Intentionally Deleted], provided that the new store is not replacing an existing store which has been closed; for the avoidance of doubt, the term Initial Gallerization shall include the initial Gallerization of new or acquired stores. The Tempur-Sealy [Intentionally Deleted] contribution will not include [Intentionally Deleted], and related expenses unless expressly required by the Initial Gallerization design.

7.                             Point of Purchase (“POP”) Support. Following the Initial Gallerization, as new product cycles require, Tempur-Sealy will provide branded and approved POP Materials, including shams, foot protectors, standard marketing brochures, bed end signage and other non-customized marketing materials at Tempur-Sealy’s expense up to [Intentionally Deleted] per store for Tempur-Pedic® and up to [Intentionally Deleted] per slot for Sealy and Stearns & Foster for each product cycle.

8.                             Co-Op Advertising, Variable Rebate, and Warranty and Returns Allowance. Co-op Advertising, Variable Rebate and Warranty and Returns Allowances are calculated based on Net Purchases. As used herein, “Net Purchases” means Authorized Retailer’s total gross purchases in dollars from Sponsor of Products, regardless of brand, less returns made to Sponsor, less floor model sales made to Authorized Retailer and less any promotional discounts. Co- op Advertising, Variable Rebate, and Warranty and Returns Allowances are calculated by brand based on the following percentages:

[Intentionally Deleted.]

EXHIBIT C TO UMBRELLA AGREEMENT

GENERAL TERMS AND CONDITIONS

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EXHIBIT D TO UMBRELLA AGREEMENT

ADVERTISING, WEBSITE & DIGITAL MARKETING REQUIREMENTS

TEMPUR SEALY

Effective 3/1/19
Tempur Sealy reserves the right to update these requirements at any time without notice.

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EXHIBIT E - VENDOR CODE OF CONDUCT AND VENDOR GIFT POLICY

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